As filed with the Securities and Exchange Commission on October 13, 2015

Registration No. 333-125315

333-125310

333-90598

333-63326

333-34073

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-125315

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-125310

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-90598

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-63326

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-34073

UNDER THE SECURITIES ACT OF 1933

The CalAtlantic Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0475989
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

15360 Barranca Parkway, Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

2005 DEFERRED COMPENSATION PLAN

2005 STOCK INCENTIVE PLAN

2000 STOCK INCENTIVE PLAN

2001 NON-EXECUTIVE OFFICER STOCK INCENTIVE PLAN

1997 STOCK INCENTIVE PLAN

(Full title of the plans)

John P. Babel, Esq.

CalAtlantic Group, Inc.

Executive Vice President, General Counsel and Secretary

15360 Barranca Parkway

Irvine, California 92618

(949) 789-1600

(Name, address and telephone number (including area code) of agent for service)

With a copy to:

Jeffrey E. Beck

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren

Phoenix, Arizona 85004

(602) 382-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of CalAtlantic Group, Inc. (the “Registrant”) filed with the Securities and Exchange Commission on Form S-8 (the “Registration Statements”):

•	Registration Statement No. 333-125315 for the sale of $100,000,000 deferred compensation obligations under Registrant’s 2005 Deferred Compensation Plan.

•	Registration Statement No. 333-125310 for the sale of 2,000,000 shares of the Registrant’s common stock (400,000 shares after giving effect to a one-for-five reverse stock split effective October 1, 2015), and associated preferred share purchase rights associated with each share of common stock, under the Registrant’s 2005 Stock Incentive Plan.

•	Registration Statement No. 333-90598 for the sale of 1,500,000 shares of the Registrant’s common stock (300,000 shares after giving effect to a one-for-five reverse stock split effective October 1, 2015), and associated preferred share purchase rights associated with each share of common stock, under the Registrant’s 2000 Stock Incentive Plan.

•	Registration Statement No. 333-63326 for the sale of 1,525,000 shares of the Registrant’s common stock (305,000 shares after giving effect to a one-for-five reverse stock split effective October 1, 2015), and associated preferred share purchase rights associated with each share of common stock, under the Registrant’s 2000 Stock Incentive Plan and 2001 Non-Executive Officer Stock Incentive Plan

•	Registration Statement No. 333-34073 for the sale of 2,000,000 shares of the Registrant’s common stock (400,000 shares after giving effect to a one-for-five reverse stock split effective October 1, 2015), and associated preferred share purchase rights associated with each share of common stock, under the Registrant’s 1997 Stock Incentive Plan.

In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 13, 2015.

CALATLANTIC GROUP, INC.

By	/s/ John P Babel, Esq.
John P. Babel, Esq.
Executive Vice President, General Counsel and Secretary

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.